Exhibit 99.1

Contact

Susan W. Specht Director, Corporate Communications (206) 442-6592	Michael Fitzpatrick Associate Director, Corporate Communications (206) 442-6702

FOR IMMEDIATE RELEASE

ZymoGenetics Collaboration with Bristol-Myers Squibb Clears Review Under

Hart-Scott-Rodino Antitrust Improvements Act

– Global collaboration with novel Hepatitis C compound now effective –

Seattle, March 2, 2009— ZymoGenetics, Inc. (NASDAQ: ZGEN) today announced United States Federal Trade Commission and Department of Justice clearance under provisions of the Hart-Scott-Rodino Antitrust Improvements Act for the previously announced global collaboration with Bristol-Myers Squibb Company (NYSE: BMY) for PEG-Interferon lambda. The collaboration agreement became effective upon clearance, and ZymoGenetics will receive payment of an $85.0 million licensing fee.

PEG-Interferon lambda (IL-29) is a novel type 3 interferon currently in Phase 1b development for Hepatitis C. The native human protein Interferon lambda is generated by the immune system in response to viral infection. PEG-Interferon lambda has the potential to be uniquely differentiated from available interferon therapy because Interferon lambda mediates anti-viral activity through a receptor that is distinct from that used by Interferon alpha and is present on fewer cell types within the tissues of the body. As a result, the possibility exists for more targeted delivery of interferon therapy and an improved therapeutic index.

About ZymoGenetics

ZymoGenetics creates novel protein drugs that help patients fight disease. The Company developed and markets RECOTHROM® Thrombin, topical (Recombinant). Other product candidates span a wide array of clinical opportunities that include cancer, autoimmune and viral diseases. ZymoGenetics intends to commercialize product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven preclinical and clinical development, strategic partnering, regulatory oversight, product sales and marketing abilities, discovery strategy, intellectual property claims and litigation and other risks detailed in the company’s public filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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